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                                                                   Exhibit 23P1

                                CODE OF ETHICS
                                      for
                   LINCOLN VARIABLE INSURANCE PRODUCTS TRUST
                                      and
                   LINCOLN NATIONAL VARIABLE ANNUITY FUND A

                                 March 6, 2006

CREDO

It is the duty of all employees, officers, trustees, and managers of Lincoln Variable Insurance Products Trust and Lincoln National Variable Annuity Fund A to conduct themselves with integrity, and at all times to place the interests of beneficial owners and shareholders first. In the interest of this Credo, all personal securities transactions will be conducted consistent with the Code of Ethics (the "Code") and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility. The fundamental standard of this Code is that personnel should not take any inappropriate advantage of their positions.

Rule 17j-1 under the Investment Company Act of 1940 (the "Rule") makes it unlawful for certain persons, including any employee, officer, trustee, manager, any investment adviser/sub-adviser, in connection with the purchase or sale by such person of a security held or to be acquired by a fund or account:

(1) To employ any device, scheme or artifice to defraud;

(2) To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

(3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

(4) To engage in any manipulative practice.

The Rule also requires that a fund, its adviser, and sub-advisers adopt a written Code of Ethics ("Code") containing provisions reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard and shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

This Code of Ethics is being adopted by each of the following funds in compliance with the requirement of Rule 17j-1 and to effect the purpose of the Credo set forth above and to comply with the recommendations of the Investment Company Institute's Advisory Group on Personal Investing:

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LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, and its series:

   AGGRESSIVE GROWTH FUND
   BOND FUND
   CAPITAL APPRECIATION FUND
   CORE FUND
   EQUITY-INCOME FUND
   GLOBAL ASSET ALLOCATION FUND
   GROWTH FUND
   GROWTH AND INCOME FUND
   GROWTH OPPORTUNITES FUND
   INTERNATIONAL FUND
   MANAGED FUND
   MONEY MARKET FUND
   SOCIAL AWARENESS FUND
   SPECIAL OPPORTUNITIES FUND
   CONSERVATIVE PROFILE FUND
   MODERATE PROFILE FUND
   MODERATELY AGGRESSIVE PROFILE FUND
   AGGRESSIVE PROFILE FUND

LINCOLN NATIONAL VARIABLE ANNUITY FUND A

(each of which is a "Fund" and collectively called the "Funds")

II. DEFINITIONS:

"Access person" means:

(a) any trustee, manager, officer, general partner or Advisory Person of a Fund, or

(b) any employee of a Fund who, in connection with his or her regular functions or duties, participates in the selection of a Fund's portfolio securities or who has access to information regarding a Fund's future purchases or sales of portfolio securities.

Those persons deemed Access Persons will be notified of this designation.

"Advisory person" means any employee of a Fund who, in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sales.

"Adviser" means the registered investment adviser that provides advisory services to each of the Funds pursuant to an investment advisory agreement with each of the Funds.

"Affiliated person" means any trustee, manager, officer, partner, or employee of a Fund and any other person so designated by the Code of Ethics Compliance Officer.

"Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

"Beneficial Ownership" shall be as defined in Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Generally speaking, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security, is a "beneficial owner" of the security. For example, a person is normally regarded as the beneficial owner of securities held by members of his or her immediate family sharing the same household. Additionally, ownership of derivative securities such as options, warrants or convertible securities which confer the right to acquire the underlying security at a fixed price constitutes beneficial ownership of the underlying security itself.

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"Code of Ethics Compliance Officer" means (a) the primary individual designated by a Fund to make decisions and offer advice regarding Rule 17j-1 and the Code of Ethics adopted by the Fund, and (b) any person(s) designated by the primary individual to assist with these responsibilities.

"Control" shall mean investment discretion in whole or in part of an account regardless of Beneficial Ownership, such as an account for which a person has power of attorney or authority to effect transactions.

"Covered Security" means a security as defined in Section 2(a)(36) of the Investment Company Act, except that it does not include:

    (a)  Direct obligations of the Government of the United States;

    (b) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

    (c)  Shares issued by open-end registered investment companies; and

    (d)  Municipal fund securities (i.e., 529 Plans).

"De Minimis Purchases or Sales" shall mean purchases or sales by covered persons of up to 500 shares of stock in a company that is in the Standard and Poor's 500 Index provided that the Funds have not traded more than 10,000 shares of that same stock during the last two trading days and there are no open orders for that stock on the trading desk.

"High Quality Short-Term Debt Instruments" shall mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

"Interested Trustee" means a trustee of Lincoln Variable Insurance Products Trust or a manager of Lincoln National Variable Annuity Fund A who is an interested person within the meaning of Section 2(a)(19) of the Act. An "Independent Trustee" is a trustee of Lincoln Variable Insurance Products Trust Fund or a manager of Lincoln National Variable Annuity Fund A who is not an Interested Trustee.

"Managed Account" means an account that is professionally managed through a wrap program. Managed accounts require pre-approval from the Code of Ethics Compliance Officer prior to starting up the account. The Code of Ethics Compliance Officer will consider the facts and circumstances of the account, including the functions and duties of Access Persons or Affiliated Persons, when approving or denying such accounts. In addition, preclearance is exempt with Managed Accounts, however, all trades still require reporting and duplicate statements and confirmations are required to be sent to the Code of Ethics Compliance Officer. Preclearance is only exempt for trades initiated by the wrap manager. All trades initiated by Access Persons or Affiliated Persons require preclearance.

Security being "considered for purchase or sale" or "being purchased or sold" means when a recommendation to purchase or sell the Covered Security has been made and communicated to the trading desk and with respect to the person making the recommendation, when such person seriously considers making, or when such person knows or should know that another person is seriously considering making, such a recommendation.

Security "held or to be acquired" by a Fund means (i) any Covered Security which, within the most recent fifteen days (a) is or has been held by a Fund; or (b) is being, or has been, considered by a Fund, its Adviser, or its Sub-Adviser, for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

"Sub-Adviser" means each sub-adviser with whom the Adviser has entered into a written agreement pertaining to the management of a Fund's assets.

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III. PROHIBITED ACTIVITIES

The following restrictions apply to Access Persons and Affiliated Persons:

(a) No Access Person or Affiliated Person shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1.

(b) No Access Person or Affiliated Person shall purchase or sell, directly or indirectly, any Covered Security which to his/her knowledge is being actively considered for purchase or sale by a Fund; except that this prohibition shall not apply to:

i. Purchases or sales that are nonvolitional on the part of either the person or a Fund;

ii. Purchases which are part of an automatic dividend reinvestment plan;

iii.Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

iv. Other purchases and sales specifically approved by the President of a Fund or the Code of Ethics Compliance Officer, with advice of the legal counsel to the Fund, and deemed appropriate because of unusual or unforeseen circumstances; or

v. Purchases or sales made by a wrap manager in an Affiliated Person's or Access Person's Managed Account, provided that such purchases or sales do not reflect a pattern of conflict.

A list of securities excepted will be maintained by the Code of Ethics Compliance Officer.

(c) No Access Person or Affiliated Person may execute a buy or sell order for an account in which he or she has Beneficial Ownership or Control (i) when there are pending orders for a Fund transaction for that same security as reflected on the open order blotter maintained by either the Adviser or an affiliated Sub-Adviser or (ii) until the third trading day following the execution of a Fund buy or sell order in that same security. This prohibition shall not apply to trades that meet the definition of de minimis, and Fund buy or sell orders that are made for a Fund by an unaffiliated Sub-Adviser will not be considered in the application of this prohibition.

(d) Despite any fault or impropriety, any Access Person or Affiliated Person who violates the prohibition set forth in provision (c) above, shall forfeit any profits made (in the event of purchases) or loss avoided (in the event of sales), whether realized or unrealized, in the period from the date of the personal transaction to the end of the prescribed trading period. Payment of the amount forfeited shall be made by check to a charity of the person's choice and a copy of the check or receipt must be forwarded to the Code of Ethics Compliance Officer.

(e) Each Access Person or Affiliated Person must preclear their personal transactions in any Covered Security; except that this requirement shall not apply to (i) transactions for a Managed Account as provided in provision (b)(v) above or (ii) transactions in securities which are not eligible for purchase or sale by a Fund. A list of securities that are not eligible for purchase or sale by a Fund will be maintained by the Code of Ethics Compliance Officer. Preclearance must be submitted prior to entering any orders for personal transactions. Preclearance is only valid for the day the preclearance authorization is received. If the order is not executed the same day, the preclearance request must be resubmitted.

(f) Independent Trustees are not subject to part (c), (d) or (e) of this section unless the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties should have known, that during the 15 day period immediately before or after the Independent Trustee's transaction in a Covered Security, a Fund, its Adviser, or any applicable Sub-Adviser, purchased or sold the Covered Security, or a Fund, its Adviser, or any applicable Sub-Adviser, considered purchasing or selling the Covered Security.

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IV. REQUIRED REPORTS

1. The following reports are required to be made by Access Persons and Affiliated Persons (except where otherwise specified):

(a) Disclose brokerage relationships within 10 days of becoming an Access Person or Affiliated Person and at the time of opening any new account.

(b) Provide an initial holdings report no later than 10 days upon commencement of becoming an Access Person that discloses all personal Covered Securities holdings. This report must be current as of a date no more than 45 days before the report is submitted. (This sub-section does not apply to Affiliated Persons). Access Persons need not make a report under this section with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(c) Direct their brokers to supply to the Code of Ethics Compliance Officer, on a timely basis, duplicate copies of and confirmations and statements for all Covered Securities accounts.

(d) Each quarter, no later than the thirtieth day after the end of the calendar quarter, submit to the Code of Ethics Compliance Officer a personal transaction summary showing all transactions in Covered Securities in accounts which such person has or acquires any direct or indirect beneficial ownership.

   Every report will contain the following information:

   (i) the date of the transaction, the name and the number of shares and the principal amount of each security involved;

   (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

   (iii) the price at which the transaction was effected;

   (iv) the name of the broker, dealer or bank effecting the transaction.

   However, persons need not make a report under this section with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control. In addition, a quarterly transaction report is not required for transactions effected pursuant to an Automatic Investment Plan.

(e) Provide an annual holdings report containing information regarding all Covered Securities holdings. This report must be current as of a date no more than 45 days before the report is submitted and shall also disclose the Access Person's brokerage relationships. (This sub-section does not apply to Affiliated Persons). Access Persons need not make a report under this section with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(f) Access Persons and Affiliated Persons must annually certify that they have read, understand and complied with this Code of Ethics and all disclosure and reporting requirements contained therein.

2. Reporting by the Independent Trustees:

Independent Trustees are not subject to the provisions noted in Section IV(1)(b), and IV(1)(e). Independent Trustees are not subject to the provisions noted in Section IV(1)(d), except that Independent Trustees shall submit quarterly reports for transactions where at the time of the transaction the Independent Trustee knew, or in the ordinary course of fulfilling his official duties as an Independent Trustee should have known, that during the fifteen day period immediately preceding the date of the transaction by the Independent Trustee, such Covered Security was purchased or sold by a Fund or was being considered for purchase or sale by a Fund.

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V. SANCTIONS/VIOLATIONS

Strict compliance with the provisions of the Code of Ethics is considered to be a basic provision of your employment. Any violation of the Code of Ethics by an employee will be considered serious and may result in disciplinary action, which may include, but is not limited to unwinding of trades, disgorgement of profits, warning, monetary fine or censure, suspension of personal trading privileges, and suspension or termination of employment. Repeated offenses will be subject to additional sanctions of increasing severity.

VI. ADMINISTRATIVE PROCEDURES

(a) The Code of Ethics Compliance Officer will identify all Access Persons and Affiliated Persons and will notify them of this classification and their obligations under this Code. The Code of Ethics Compliance Officer will also maintain procedures regarding the review of all reports required to be made under Rule 17j-1.

(b) The Code of Ethics Compliance Officer shall report to the Fund's President any apparent violations of the prohibitions or reporting requirements contained in this Code of Ethics. The President and legal counsel to the Fund will review the reports made and determine whether or not the Code of Ethics has been violated and shall determine what sanctions, if any, should be imposed in addition to any that may already have been imposed. On a quarterly basis, a summary report of material violations of the Code and the sanctions imposed will be made to the Board. In reviewing this report, the Board will consider whether appropriate sanctions were imposed. When the Fund's President and its legal counsel find that a transaction otherwise reportable above could not reasonably be found to have resulted in fraud, deceit, or a manipulative practice in violation of Rule 17j-1(b), they may, in their discretion, lodge a written memorandum of such finding in lieu of reporting the transaction to the Board.

(c) All material purchases and sales specifically approved by a Fund's President or Code of Ethics Compliance Officer in accordance with Section III(b)(D), as described therein, shall be reported to the Board at its next regular meeting.

(d) The Board of Trustees, including a majority of the Independent Trustees, must adopt a Fund's Code, as well as approve the Code of any Adviser and Sub-Adviser. If an Adviser or Sub-Adviser makes a material changes to its code, the Board must approve the material change within six months. The Board must base its approval of a code of ethics, or a material change to a code, upon a determination that the code contains provisions reasonably necessary to prevent "Access Persons" from violating the anti-fraud provisions of the Rule 17j-1.

(e) At least once a year, a Fund's Board must be provided a written report from its Adviser (and a report from the Sub-Adviser, if applicable) that:
(1) describes issues that arose during the previous year under the organization's own code of ethics or procedures including, but not limited to, information about material code or procedure violations and sanctions imposed in response to those material violations and (2) certifies to the Fund's Board that the organization has adopted procedures reasonably necessary to prevent its access persons from violating its code of ethics.

(f) The Code of Ethics Compliance Officer shall maintain all records as required by the Rule, including records of reports and certifications provided by the Adviser and Sub-Adviser pursuant to Sections V(d) and (e), above.

VII. CONFIDENTIALITY

The Code of Ethics Compliance Officer shall keep all information and reports from any Access Person or Affiliated Person in strict confidence, subject only to disclosure as required by law or as described in this Code of Ethics.

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